EXHIBIT (13)(g)

AMENDMENT TO BROKER-DEALER AGREEMENTS RELATING TO AUCTION PREFERRED SHARES

     This amendment dated as of February 24, 2009 is made to each Broker-Dealer Agreement (“Agreement”) between Deutsche Bank Trust Company of America (not in its individual capacity but solely as agent for each registered investment company (“Fund”) listed on Appendix A) (the “Auction Agent”) and ________________ (the “Broker-Dealer”) relating to the series of preferred shares of the Funds indicated on Appendix A (the “Preferred Shares”). Capitalized terms used in this Amendment shall have the meaning ascribed to them in the Agreement.

     WHEREAS, the Auction Agent, on behalf of each Fund, has entered into one or more Agreements with the Broker-Dealer relating to such Fund’s outstanding Preferred Shares; and

     WHEREAS, each Fund and the Broker-Dealer wish to amend each Agreement to establish the manner in which the service charge is calculated for an Auction that results in a dividend rate equal to the Maximum Applicable Rate because the Auction Agent determines that Sufficient Clearing Bids were not submitted in the Auction; and

     WHEREAS, the parties to each Agreement desire to amend the Agreement in writing as specified therein; and

     NOW, THEREFORE, the parties hereto give their mutual promises as consideration for this amendment and hereby agree as follows:

     1. Amendment. Effective as of March 2, 2009, the manner in which the service charge payable to the Broker-Dealer pursuant to Section 3.5 of each Agreement is calculated for an Auction that results in a dividend rate equal to the Maximum Applicable Rate because the Auction Agent determines that Sufficient Clearing Bids were not submitted in the Auction will be as follows:

On the Business Day next succeeding each Auction Date, the Auction Agent shall pay to Broker-Dealer from moneys received from the Fund an amount equal to: in the case of any Auction Date immediately preceding a Dividend Period equal to or less than the Dividend Period specified on Appendix A, the product of: (i) a fraction, the numerator of which is the number of days in the Dividend Period to which the Auction applies (calculated by counting the first day of such Dividend Period but excluding the last day thereof) and the denominator of which is the denominator number set forth on Appendix A, times (ii) 0.15%, times (iii) $25,000, times (iv) the sum of (A) the aggregate number of Preferred Shares placed by Broker-Dealer in the applicable Auction that were (x) the subject of a Submitted Bid of a Beneficial Owner submitted by Broker-Dealer and continued to be held as a result of such submission and (y) the subject of a Submitted Bid of a Potential Beneficial Owner submitted by Broker-Dealer and were purchased as a result of such submission plus (B) the aggregate number of Preferred Shares subject to valid Hold Orders

(determined in accordance with Section 3, 9 or 10 (as applicable) of Article VII of the Fund’s Amended By-laws) submitted to the Auction Agent by Broker-Dealer plus (C) the number of APS deemed to be subject to Hold Orders by Beneficial Owners pursuant to Section 3, 9 or 10 (as applicable) of Article VII of the Amended By-laws that were acquired by such Beneficial Owners through Broker-Dealer.

2. Applicability of Amendment. Except as specifically set forth in

Section 1 and Appendix A, this Amendment shall in no way amend or otherwise alter any of the other provisions of the Broker-Dealer Agreements, each of which shall continue to remain in full force and effect in accordance with their respective terms. For the avoidance of doubt, the manner in which the service charge is calculated for Special Dividend Periods and for an Auction if the Auction Agent determines that Sufficient Clearing Bids were submitted in the Auction will be as specified in Section 3.5 of the Agreement.

     3. Governing Law. This amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in said state.

     4. Counterparts. This amendment may be executed in any number of Counterparts, any one of which need not contain the signatures of more than one party, but all of such counterparts together shall constitute one agreement.

[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this amendment to the Agreements for Preferred Shares to be executed as of the date first referenced above.

[Broker-Dealer]

By:__________________________
Name:
Title:

Deutsche Bank Trust Company of America

By:___________________________
Name:
Title:

Each Fund listed on Appendix A

By:___________________________
Name: Maureen A. Gemma
Title: Secretary

Appendix A

Fund	Series	Dividend	Denominator
		Period	Number*
Eaton Vance Floating-Rate Income Trust	A	7 days	360
	B	7 days	360
	C	7 days	360
	D	28 days	360
	E	28 days	360
Eaton Vance Senior Floating-Rate Trust	A	7 days	360
	B	7 days	360
	C	28 days	360
	D	28 days	360
Eaton Vance Senior Income Trust	A	7 days	360
	B	7 days	360
Eaton Vance Credit Opportunities Fund	A	7 days	360
Eaton Vance Limited Duration Income Fund	A	7 days	360
	B	7 days	360
	C	7 days	360
	D	7 days	360
	E	7 days	360
Eaton Vance Municipal Income Trust	A	7 days	365
	B	7 days	365
Eaton Vance Insured Municipal Bond II	A	7 days	365
	B	7 days	365
Eaton Vance National Municipal Income Trust	A	7 days	365
Eaton Vance California Municipal Income Trust	A	7 days	365
Eaton Vance California Municipal Bond Fund II	A	7 days	365
Eaton Vance Massachusetts Municipal Income Trust	A	7 days	365
Eaton Vance Insured Massachusetts Municipal Bond Fund	A	7 days	365
Eaton Vance Michigan Municipal Income Trust	A	7 days	365
Eaton Vance Insured Michigan Municipal Bond Fund	A	7 days	365
Eaton Vance New Jersey Municipal Income Trust	A	7 days	365
Eaton Vance Insured New Jersey Municipal Bond Fund	A	7 days	365
Eaton Vance New York Municipal Income Trust	A	7 days	365
Eaton Vance Insured New York Municipal Bond Fund II	A	7 days	365
Eaton Vance Ohio Municipal Income Trust	A	7 days	365
Eaton Vance Insured Ohio Municipal Bond Fund	A	7 days	365
Eaton Vance Pennsylvania Municipal Income Trust	A	7 days	365
Eaton Vance Insured Pennsylvania Municipal Bond Fund	A	7 days	365

*	To the extent that the denominator number in Section 3.5 of the Agreement differs, it shall be conformed to the denominator number set forth on this Appendix.